                                  Exhibit 99
American
Stock Exchange                                                    news release

------------------------------------------------------------------------------
------------------------------------------------------------------------------

Contact:
--------
Mary Sedarat
American Stock Exchange
(212) 306-1635


              THE NEW IBERIA BANCORP BEGINS TRADING ON THE AMEX

     New York, NY, August 31, 1995 - The American Stock Exchange today began trading the common stock of The New Iberia Bancorp, Inc, joining the growing number of financial institutions already listed on the AMEX.

     The New Iberia Bancorp, Inc. is a bank holding company that owns The
New Iberia Bank. The bank has been in operation for over 108 years. In addition to its main office in New Iberia, Louisiana, the bank operates eleven branches which serve the commercial and retail banking needs of residents in the Louisiana parishes of Iberia, Lafayette and Vermilion. With a special emphasis on commercial banking, The New Iberia Bank originates commercial, lease financing, real estate, personal, home improvement, automobile and other installment and term loans, and provides a full range of banking services.

     James W. Schwing, Sr., Chairman of The New Iberia Bancorp, Inc. and The New Iberia Bank Board of Directors, stated, "This will give our shareholders the market they have asked for." Ernest Freyou, President and CEO of New
Iberia commented, "As an institution that has been in existence for over 100 years, the share ownership has passsed through several generations. The listing of the stock is designed to provide a means of achieving the goals of marketability and liquidity to meet the needs of these owners."

     Trading under ticker symbol NIB, the stock opened today at $14 on 100 shares. The company has 2 million shares outstanding. Goin & Co. has been selected as the company's specialist unit.

     As the nation's second largest stock exchange, the American Stock Exchange is the only primary marketplace for both stocks and derivative securities.